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[LETTERHEAD]

                                    June 26, 1996




Symantec Corporation
10201 Torre Avenue
Cupertino, California  95014

Gentlemen/Ladies:

    At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about June 28, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 2,741,573 shares of your Common Stock, $0.01 par value (the "STOCK"), subject to issuance by you upon the exercise of options granted or to be granted by you pursuant to your 1996 Equity Incentive Plan (the "PLAN").

    As your counsel, we have examined the proceedings taken by you in connection with the adoption of the Plan.

    It is our opinion that the 2,741,573 shares of the Stock that may be issued and sold by you upon exercise of stock options granted or to be granted pursuant to the Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ FENWICK & WEST LLP

                                       FENWICK & WEST LLP